Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Rebecca Mayo	Bill Delgado
Payments/Banking Media	MyECheck Investor Relations
rebecca@williammills.com	bill.delgado@myecheck.com
(678) 781-7221

TCA Closes $5 MM Line of Credit With MyECheck

FOLSOM, Calif, Oct. 30, 2014, MyECheck, Inc. (OTC PK: MYEC), the leader in electronic check solutions for internet and mobile payments, announced today that it has secured a $5 million USD line of credit from TCA Fund Management Group (“TCA”), a U.S.-based investment management company that specializes in senior secured lending and advisory services to small and medium sized companies.

Terms of the agreement are that MyECheck will initially draw down approximately $550,000; will pay approximately $60,000 in fees in cash; issue approximately 4 MM shares and establish a share reserve fund (to be determined) to TCA and its associates.

About TCA: TCA’s Global Credit Master Fund is a short duration, absolute return fund specializing in senior secured lending and advisory services to small, mainly listed companies, predominately in the U.S., Canada, Western Europe and Australia. This specialist business fills the underserved small-cap lending gap, which exists in these markets, leading to a unique opportunity for investors seeking absolute, uncorrelated returns from the small-cap debt universe. For more information, visit www.tcaglobalfund.com and follow them on Twitter (@TCAGlobalFund).

About MyECheck:  MyECheck Inc. is a leading electronic payment technology developer, licensor and payment services provider. MyECheck operates under license to US Patent 7,389,913, “Method and Apparatus for Online Check Processing” granted June 2008. This patented payment method is the fastest, most secure and most cost effective method of processing payments in the US. MyECheck provides comprehensive payment solutions for all payment applications including mobile payments and the industry’s most advanced security and fraud control technologies. MyECheck customers include corporations, retailers, governments, payment processors and financial institutions. For more information, contact sales@myecheck.com

Forward-looking statements in this release are made pursuant to "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of mentioned products, increased levels of competition, new products and technological changes, dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in reports filed with the SEC.

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